Evofem Biosciences Announces Cost Reduction Measures

– Company cuts management pay and lowers headcount to decrease operating costs –

– Reductions align with corporate goal to reach cash flow break even by year-end 2023 –

SAN DIEGO, March 21, 2023 – Evofem Biosciences, Inc., (OTCQB: EVFM) (the “Company”) today announced it has implemented measures to lower its operating expenses, with the goal of reaching cash flow break even by year-end 2023. These measures include a 39% reduction of payroll expenses through a combination of:
-Salary cuts for certain employees, including a 40% reduction in Chief Executive Officer compensation and a 20% reduction in pay for other continuing members of the executive team vs. prior year levels;
-Consolidation of three sales territories;
-Elimination of eight office and management positions, including the Chief Commercial Officer role, effective March 17, 2023.
“It was a difficult decision to restructure our already very small workforce and ask remaining team members to work harder for less pay. The team members who stay with the organization are united behind our common goals and worthy mission have the heart, head, and backbone to change women’s health forever. This decision is critical to our long-term success and our ability to align resources to enable us to continue providing Phexxi to women seeking hormone-free prescription contraception,” said Saundra Pelletier, Evofem’s Chief Executive Officer.
The Company expects this reduction in force to be substantially completed in the first quarter of 2023.

About Evofem Biosciences, Inc.

Evofem Biosciences, Inc., is developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health. The Company's first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.
Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the timing and impact of these expense reduction measures. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 10, 2022, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the SEC on January 6, 2023 and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Investor Contact
Amy Raskopf
Evofem Biosciences, Inc.
araskopf@evofem.com
(917) 673-5775